ISSN 1718-8377	Exhibit 99.23

Volume 11, number 9	April 7, 2017
AT JANUARY 31, 2017

Highlights for January 2017

—	In January, the budgetary balance within the meaning of the Balanced Budget Act showed a deficit of $186 million. The balance takes into account the deposit of $214 million in the Generations Fund. Compared to last year:

	—	own-source revenue increased by $220 million, standing at $4.4 billion;

	—	federal transfers rose by $143 million, reaching $1.5 billion;

	—	program spending rose by $223 million, amounting to $5.5 billion;

	—	debt service decreased by $25 million, reaching $637 million.

—	On the basis of the cumulative results at January 31, 2017, the budgetary balance within the meaning of the Balanced Budget Act showed a surplus of $2.1 billion, taking into account the deposit of $1.7 billion in the Generations Fund.

—	Given the measures announced on March 28, 2017 in the Québec Economic Plan 2017-2018, a budgetary surplus of $250 million is forecast for 2016-2017.

Summary of consolidated budgetary transactions
(millions of dollars)							(Unaudited data)
						The Québec Economic Plan –
	January		April to January			March 2017(1)
	2016	2017	2015-2016	2016-2017	Change (%)	2016-2017	Change (%)
GENERAL FUND
Revenue
Own-source revenue	4 179	4 399	46 558	47 657	2.4	58 644	2.2
Federal transfers	1 373	1 516	14 351	15 210	6.0	18 242	7.1
Total revenue	5 552	5 915	60 909	62 867	3.2	76 886	3.3
Expenditure
Program spending	–5 237	–5 460	–53 990	–55 046	2.0	–68 242	4.0
Debt service	–662	–637	–6 625	–6 268	–5.4	–7 602	–4.4
Total expenditure	–5 899	–6 097	–60 615	–61 314	1.2	–75 844	3.1
NET RESULTS OF
CONSOLIDATED ENTITIES(2)
Non-budget-funded bodies and special funds	38	–20	1 389	583	—	–727	—
Health and social services and education networks	–5	16	–23	1	—	35	—
Generations Fund	153	214	1 097	1 669	—	2 042	—
Total consolidated entities	186	210	2 463	2 253	—	1 350	—
SURPLUS (DEFICIT)	–161	28	2 757	3 806	—	2 392(3)	—
Contingency reserve	—	—	—	—	—	–100	—
BALANCED BUDGET ACT
Deposits of dedicated revenues in the Generations Fund	–153	–214	–1 097	–1 669	—	–2 042	—
BUDGETARY BALANCE(4)	–314	–186	1 660	2 137	—	250	—

(1)	To present the data on a like-for-like basis, the forecasts of The Québec Economic Plan – March 2017 reproduced in this monthly report exclude the impacts on revenue and expenditure of restructuring linked to the elimination of the Fund to Finance Health and Social Services Institutions (expenditures of $1 458 million), as well as program spending ($52 million).
(2)	Details of transactions by type of entity are presented on page 5 of this report.
(3)	Surplus excluding the contingency reserve of $100 million.
(4)	Budgetary balance within the meaning of the Balanced Budget Act.

❑	Cumulative results at January 31, 2017

■	Budgetary balance

For the period from April 2016 to January 2017, the budgetary balance within the meaning of the Balanced Budget Act showed a surplus of $2.1 billion.

The Québec Economic Plan 2017-2018 projects a budgetary surplus of $250 million for the overall 2016-2017 fiscal year.

— It provides for a number of initiatives that will affect results for the months to come in 2016-2017.

■	General Fund revenue

At January 31, 2017, revenue totalled $62.9 billion, an increase of $2.0 billion, or 3.2%, compared to January 31, 2016.

— Own-source revenue stood at $47.7 billion, up $1.1 billion from the same time last year.

— Federal transfers amounted to $15.2 billion, up $859 million compared to January 31, 2016.

■	General Fund expenditure

Since the beginning of the fiscal year, expenditure has totalled $61.3 billion, an increase of $699 million.

— For the period from April 2016 to January 2017, program spending rose by $1.1 billion, or 2.0%, reaching $55.0 billion.

— The most significant changes were in the Health and Social Services ($676 million) and Economy and Environment ($346 million) missions.

— Debt service amounted to $6.3 billion, a decrease of $357 million compared to last year.

— Overall, the pace of spending is expected to accelerate during the last months of fiscal 2016-2017 and to meet the planned annual target.

■	Consolidated entities

At January 31, 2017, the results of consolidated entities stood at $2.3 billion. These results include:

— a surplus of $583 million for non-budget-funded bodies and special funds;

— a $1-million surplus for the health and social services and education networks;

— dedicated revenues of $1.7 billion for the Generations Fund.

■	Net financial surplus (requirements)

At January 31, 2017, the consolidated net financial surplus stood at $2.0 billion, an increase of $800 million over last year. Net financial surpluses reflect the current budgetary balance, as well as the year-over-year change in receipts and disbursements in the course of the government’s transactions.

Consolidated budgetary and financial transactions
(millions of dollars)					(Unaudited data)
		January		April to January
	2016	2017	Change	2015-2016	2016-2017	Change
GENERAL FUND
Revenue
Own-source revenue	4 179	4 399	220	46 558	47 657	1 099
Federal transfers	1 373	1 516	143	14 351	15 210	859
Total revenue	5 552	5 915	363	60 909	62 867	1 958
Expenditure
Program spending	–5 237	–5 460	–223	–53 990	–55 046	–1 056
Debt service	–662	–637	25	–6 625	–6 268	357
Total expenditure	–5 899	–6 097	–198	–60 615	–61 314	–699
NET RESULTS OF CONSOLIDATED ENTITIES(1)
Non-budget-funded bodies and special funds	38	–20	–58	1 389	583	–806
Health and social services and education networks	–5	16	21	–23	1	24
Generations Fund	153	214	61	1 097	1 669	572
Total consolidated entities	186	210	24	2 463	2 253	–210
SURPLUS (DEFICIT)	–161	28	189	2 757	3 806	1 049
Consolidated non-budgetary surplus (requirements)	1 432	3 016	1 584	–1 531	–1 780	–249
CONSOLIDATED NET FINANCIAL SURPLUS (REQUIREMENTS)	1 271	3 044	1 773	1 226	2 026	800

(1)	Details of transactions by type of entity are presented on page 5 of this report.

General Fund revenue
(millions of dollars)					(Unaudited data)
		January		April to January
Revenue by source	2016	2017	Change (%)	2015-2016	2016-2017	Change (%)
Own-source revenue excluding government enterprises
Income and property taxes
Personal income tax	1 339	1 383	3.3	17 319	18 106	4.5
Contributions to Health Services Fund	497	570	14.7	5 808	5 970	2.8
Corporate taxes	138	282	104.3	2 940	3 406	15.9
Consumption taxes	1 235	1 253	1.5	15 271	15 211	–0.4
Other sources	135	133	–1.5	1 331	1 342	0.8
Total own-source revenue excluding government enterprises	3 344	3 621	8.3	42 669	44 035	3.2
Revenue from government enterprises	835	778	–6.8	3 889	3 622	–6.9
Total own-source revenue	4 179	4 399	5.3	46 558	47 657	2.4
Federal transfers
Equalization	793	836	5.4	7 934	8 358	5.3
Health transfers(1)	409	467	14.2	4 295	4 667	8.7
Transfers for post-secondary education and other social programs	116	136	17.2	1 310	1 360	3.8
Other programs	55	77	40.0	812	825	1.6
Total federal transfers	1 373	1 516	10.4	14 351	15 210	6.0
TOTAL	5 552	5 915	6.5	60 909	62 867	3.2

(1)	Amounts of $378 million and $342 million in health transfers were allocated in 2015-2016 and 2016-2017, respectively, to the Fund to Finance Health and Social Services Institutions (FINESSS), a consolidated entity. These allocations were spread over the year and have already been deducted from the health transfers. Had it not been for these allocations, the change would have been 7.3% instead of 8.7%.

General Fund expenditure
(millions of dollars)					(Unaudited data)
		January		April to January
Expenditure by mission	2016(1)	2017	Change (%)	2015-2016(1)	2016-2017	Change (%)
Program spending
Health and Social Services	2 558	2 645	3.4	27 202	27 878	2.5
Education and Culture	1 608	1 662	3.4	14 590	14 686	0.7
Economy and Environment	260	357	37.3	3 781	4 127	9.2
Support for Individuals and Families	502	500	–0.4	5 175	5 151	–0.5
Administration and Justice	309	296	–4.2	3 242	3 204	–1.2
Total program spending	5 237	5 460	4.3	53 990	55 046	2.0
Debt service	662	637	–3.8	6 625	6 268	–5.4
TOTAL	5 899	6 097	3.4	60 615	61 314	1.2

(1)	Certain expenditures were reclassified between missions to take into account the 2016-2017 budgetary structure.

Details of the transactions of consolidated entities
(millions of dollars)								(Unaudited data)
	January 2017
	Special funds	Generations Fund	Specified accounts purpose	Transfers (expenditures) related to the tax system	Non- budget- funded bodies	Health and education networks(1)	Total	Consolidation adjustments(2)	Total
Revenue	1 126	214	268	787	1 954	—	4 349	–2 341	2 008
Expenditure
Expenditure	–932	—	–268	–787	–1 913	16	–3 884	2 255	–1 629
Debt service	–190	—	—	—	–65	—	–255	86	–169
Subtotal	–1 122	—	–268	–787	–1 978	16	–4 139	2 341	–1 798
SURPLUS (DEFICIT)	4	214	—	—	–24	16	210	—	210
	April 2016 to January 2017
	Special funds	Generations Fund	Specified accounts purpose	Transfers (expenditures) related to the tax system	Non- budget- funded bodies	Health and education networks(1)	Total	Consolidation adjustments(2)	Total
Revenue	11 531	1 669	739	5 214	19 610	—	38 763	–21 983	16 780
Expenditure
Expenditure	–9 482	—	–739	–5 214	–18 665	1	–34 099	21 131	–12 968
Debt service	–1 824	—	—	—	–587	—	–2 411	852	–1 559
Subtotal	–11 306	—	–739	–5 214	–19 252	1	–36 510	21 983	–14 527
SURPLUS (DEFICIT)	225	1 669	—	—	358	1	2 253	—	2 253

(1)	The results of the networks are presented according to the modified equity method of accounting.
(2)	Consolidation adjustments include the elimination of program spending from the General Fund.

The next monthly report, which will present the results at February 28, 2017, will be published on May 5, 2017. For more information, contact the Direction des communications of the Ministère des Finances at 418 528-7382. The report is also available on the Ministère des Finances website: www.finances.gouv.qc.ca.